UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 23, 2011

IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in charter)

Delaware	000-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California	91311
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code): (818) 407-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 23, 2011, Image Entertainment, Inc. (the "Company") and Image/Madacy Home Entertainment, LLC, a subsidiary of the Company ("IMHE"), as borrowers (IMHE and the Company, collectively, the "Borrowers"), entered into a Revolving Credit and Security Agreement providing for a secured revolving credit facility (the "New Credit Facility") with PNC Bank, National Association ("PNC").

The Company's existing credit facility (the "Existing Credit Facility"), which provided a revolving line of credit of up to $15 million and was set to expire on July 31, 2011, was repaid in full with proceeds from the New Credit Facility and terminated.  The New Credit Facility provides for up to a $17.5 million revolving line of credit commitment, including a letter of credit subfacility with a $1.5 million sublimit.  Advances under the New Credit Facility generally are limited to the total of:  (i) 85% of eligible accounts receivable; (ii) 60% of eligible inventory (with an inventory sublimit of 25% of the borrowing base); and (iii) the lesser of $3 million or the amount of certain letters of credit provided by one or more affiliates of JH Partners, LLC ("JH Parties").  Reserves against the borrowing base and eligibility determinations generally are made at PNC's discretion.  The amount of outstanding credit under the New Credit Facility is capped at $5 million during a 30-day clean-up period annually between January 1 and April 30, with such period to commence each year on a date selected by the Borrowers.

At the Borrowers' option, subject to certain limitations (including, most notably, on eurodollar rate advances), interest rates under the New Credit Facility are equal to either (a) the sum of the alternate base rate plus 1.75% or (b) the sum of the eurodollar rate plus 3.25%.  For purposes of the New Credit Facility:  the "alternate base rate" means a rate equal to the higher of (i) PNC's base commercial lending rate, (ii) the average rate on overnight federal funds plus 0.5% and (iii) the applicable daily LIBOR rate plus 1%; and the "eurodollar rate" means the interest rate determined by PNC by dividing (i) the rate which appears on the Bloomberg Page BBAM1 or another eligible source selected by PNC, by (ii) a number equal to 1.00 minus the applicable Federal Reserve percentage.

The obligations under the New Credit Facility are secured by a lien on substantially all of the assets of the Borrowers.  The Borrowers' obligations under the New Credit Facility, up to a maximum of $10.5 million, are guaranteed by JH Parties.

The New Credit Facility contains representations and warranties, covenants and obligations, as well as events of default, that are generally standard for this type of transaction.  The maturity date of the New Credit Facility is June 23, 2014.

JH Parties are the Company's largest stockholders and control approximately 69% of the Company's outstanding voting power, as well as a majority of the Company's Series B Preferred Stock (with a liquidation preference to the common stock and cumulative dividends at 12% per annum).  In addition, JH Parties and the Company are parties to various stockholder and management arrangements, which provide for, among other things, various equity transfer restrictions and participation rights and other requirements (including in certain change-of-control events) and management fee payments.

The foregoing summary is qualified in its entirety by reference to the full text of the New Credit Facility attached hereto as Exhibit 10.1, which exhibit is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Concurrent with entering into the New Credit Facility (as described in Item 1.01 above), the Company terminated its Existing Credit Facility as provided for under the Loan and Security Agreement, dated as of May 4, 2007, among the Company, Wells Fargo Capital Finance, LLC (as successor to Wachovia Capital Finance Corporation (Western)), as agent, and the other parties thereto, as such agreement has been amended through the date hereof.  No material termination fees or penalties were incurred by the Company in connection with the termination of the Existing Credit Facility, which was due to mature on July 31, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on June 23, 2011.  The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1
Revolving Credit and Security Agreement, dated June 23, 2011, among Image Entertainment, Inc., and Image/Madacy Home Entertainment, LLC, as borrowers, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto

99.1	Press Release issued by Image Entertainment, Inc. dated June 23, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

	By:	/s/ Michael B. Bayer
Name: Michael B. Bayer
Title: Corporate Secretary

Dated: June 28, 2011

INDEX TO EXHIBITS

10.1
Revolving Credit and Security Agreement, dated June 23, 2011, among Image Entertainment, Inc., and Image/Madacy Home Entertainment, LLC, as borrowers, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto

99.1	Press Release issued by Image Entertainment, Inc. dated June 23, 2011